                                                                   Exhibit 10.35

                           MEMORANDUM OF UNDERSTANDING

      This Memorandum of Understanding ("MOU") is entered into this 21st day of March 2003, by and among the State of Texas ("Texas"), the Office of the Attorney General ("OAG"), the Texas Department of Insurance ("TDI"), including the Texas Commissioner of Insurance ("Commissioner") (hereafter sometimes referred to collectively as the "State"), and PacifiCare of Texas, Inc. ("PacifiCare").

      The State and PacifiCare (hereafter collectively the "Parties") are entering into this MOU to set forth the principal terms and conditions upon which the Parties have agreed to resolve outstanding disputes, including disputes arising out of Cause No. GN 103906 (the "Lawsuit"). Within thirty (30) days following the execution of this MOU, the Parties have agreed to enter into a definitive settlement agreement (the "Settlement") to implement the following terms and conditions:

      1. Stay of Lawsuit. Following execution of the MOU, the Parties shall immediately file a joint motion requesting a stay of the Lawsuit until twelve months following execution of the Settlement or for such additional period as the Parties may mutually agree (the "Stay"); provided, however, that if after eight months following execution of the Settlement the requirements set forth in Paragraphs 2 and 3, below, have not been satisfied by PacifiCare, the Parties shall meet in good faith to determine whether the Stay should continue for the remaining four month period. In the event there is a disagreement between the Parties as to continuing the Stay for the remaining four month period, then PacifiCare shall have the right to request permission from the Travis County District Court to extend the Stay to allow PacifiCare to continue with the bankruptcy processes up to a maximum period of four months. The order staying the Lawsuit shall provide that the trial date in the Lawsuit and any other deadlines in the Lawsuit that have not passed as of the date of execution of this MOU shall be extended for a period of time equal to the period that the Stay is in effect. Following execution of this MOU and throughout the Stay, no orders will be sought, signed or entered in the Lawsuit that affect the substantive rights of the Parties, and if during this period, any order is signed or entered, nothing in this MOU or the Settlement shall prevent either of the Parties from pursuing an appeal. The purpose of the Stay is to allow the Parties and others to proceed with due diligence and in good faith with the activities required to settle the Medical Select Management ("MSM") Bankruptcy and Heritage Southwest Medical Group, PA ("HSW") Bankruptcy and engage in a good faith review of outstanding valid provider claims of Heritage Physicians Network ("HPN"), without the necessity of the Parties simultaneously prosecuting the Lawsuit.

      2. MSM Bankruptcy. During the Stay, PacifiCare will enter into an agreement with the MSM bankruptcy trustee or other creditor representative that provides that funds will be paid to provider creditors of MSM under an approved plan of reorganization or settlement agreement and that provides releases satisfactory to PacifiCare.

            a. PacifiCare will use its best reasonable efforts to meet the following milestones in connection with the MSM bankruptcy:


                                  Page 1 of 11
                                 March 21, 2003

            1. Execute a term sheet in the MSM bankruptcy within 30 days of execution of the Settlement;

            2. File disclosure statement with the bankruptcy court within 30 days of execution of the term sheet;

            3. Complete solicitation of providers to opt in to plan of reorganization within 90 days following the court's approval of the disclosure statement.

            4. Plan confirmation within 8 months of execution of the Settlement.

            b. In the event that the total provider creditor claims allowed by the MSM Trustee ("Total Allowed Provider Claims") exceed the provider claims sampling estimate as determined by Med Pathways (the "Claims Estimate"), PacifiCare agrees to increase its agreed upon contribution (the "PacifiCare Base Contribution") to fund payment of provider creditor claims as follows: PacifiCare shall contribute an additional amount equal to the difference between the Total Allowed Provider Claims and the Claims Estimate multiplied by the fraction, the numerator of which shall be the PacifiCare Base Contribution and the denominator of which shall be the Claims Estimate; provided, however, PacifiCare's additional contribution will be capped at 20% of the PacifiCare Base Contribution or $500,000, whichever is greater. For example, assuming the PacifiCare Base Contribution is $1.5 million, the Claims Estimate is $12 million and the Total Allowed Provider Claims is $15 million, PacifiCare's additional contribution would be $500,000, because $500,000 is greater than $375,000 ($1.5 million divided by $12 million times $3 million = $375,000).

            c. PacifiCare will not receive any distribution from the MSM bankruptcy estate until all allowed general unsecured creditor claims are paid, but this provision shall not affect PacifiCare's rights and priorities relative to other licensed payors, insiders or affiliates.

            d. Regardless of the thresholds that PacifiCare may require in the MSM bankruptcy, for purposes of this MOU only, the Parties shall use best reasonable efforts toward achieving an opt-in level of approximately 90% of the providers who vote. Providers paid by PacifiCare outside the bankruptcy will be counted as "opt-in" providers for purposes of this calculation. In the event the opt-in level is not achieved, the Parties shall meet in good faith to review the propriety of the acceptances and discuss possible modifications of the opt-in level, and if the Parties cannot agree, the OAG may terminate this MOU.

            e. The Parties shall meet periodically as mutually determined to review the status of the MSM bankruptcy proceedings.

      3. HSW Bankruptcy. During the Stay, PacifiCare will enter into an agreement with the HSW bankruptcy trustee or other creditor representative that provides that funds will be paid to provider creditors of HSW under an approved plan of reorganization or settlement agreement and that provides releases satisfactory to PacifiCare.


                                  Page 2 of 11
                                 March 21, 2003
            a PacifiCare will use best reasonable efforts to (i) reach a settlement that will result in a motion being filed under Bankruptcy Rule 9019 in the HSW bankruptcy within 120 days of execution of the Settlement, and (ii) if such motion is filed and approved by the court, complete solicitation of providers to accept the settlement within 90 days following the order approving the settlement becoming final. Payment will be made within 30 days after the solicitation is complete at a threshold level acceptable to PacifiCare.

            b. The Parties will use best reasonable efforts to have the HSW Trustee dismiss with prejudice any and all actions filed pursuant to 11 USC 542-553, inclusive, but only to the extent those actions seek to recover payments for services rendered to PacifiCare members.

            c. In the event a Rule 9019 process is not agreed upon by all applicable parties, and a plan of reorganization under Chapter 11 is utilized, PacifiCare will use its best reasonable efforts to meet the following milestones in connection with the HSW bankruptcy:

            1. Execute a term sheet in the HSW bankruptcy within 120 days of execution of the Settlement;

            2. File disclosure statement with the bankruptcy court within 30 days of execution of the term sheet;

            3. Complete solicitation of providers to opt-in to plan of reorganization within 90 days following the court's approval of the disclosure statement.

            4. Plan confirmation within 8 months of execution of the Settlement.

            d. In the event that the total provider creditor claims allowed by the HSW Trustee ("Total Allowed Provider Claims") exceed the provider creditor claims sampling estimate as determined by Med Pathways, who has been jointly engaged by the HSW Trustee and PacifiCare (the "Claims Estimate"), PacifiCare agrees to increase what its agreed upon contribution may be (the "PacifiCare Base Contribution") to fund payment of provider creditor claims as follows: PacifiCare shall contribute an additional amount equal to the difference between the Total Allowed Provider Claims and the Claims Estimate multiplied by the fraction, the numerator of which shall be the PacifiCare Base Contribution and the denominator of which shall be the Claims Estimate; provided, however, PacifiCare's additional contribution will be capped at 20% of the PacifiCare Base Contribution or $500,000, whichever is greater.

            e. PacifiCare will not receive any distribution from the HSW bankruptcy estate until all allowed general unsecured creditor claims are paid, but this provision shall not affect PacifiCare's rights and priorities relative to other licensed payors, insiders or affiliates.

            f. Regardless of the thresholds that PacifiCare may require in the HSW bankruptcy, for purposes of this MOU only, the Parties shall use best reasonable efforts


                                  Page 3 of 11
                                 March 21, 2003
      toward achieving an opt-in level of 90% of the providers who vote.
      Providers paid by PacifiCare outside the bankruptcy will be counted as "opt-in" providers for purposes of this calculation. In the event the opt-in level is not achieved, the Parties shall meet in good faith to review the propriety of the acceptances and discuss possible modifications of the opt-in level, and if the Parties cannot agree, the OAG may terminate this MOU.

            g. All Parties shall meet periodically as mutually determined to review the status of the HSW bankruptcy proceedings.

      4. HPN. During the Stay, PacifiCare agrees to engage in a process with HPN and the affected HPN providers to validate amounts for outstanding claims of such HPN providers for services provided to PacifiCare members. In exchange for releases of PacifiCare relating to such claims, PacifiCare shall pay valid claims at whatever amount that may be agreed upon. Such process will take into account the claims review from HPN and any additional claims information furnished by such HPN providers. PacifiCare will use best reasonable efforts to reach agreement on payment of valid claims and to complete this process within 120 days of execution of the Settlement.

      5. Withdrawal or Stay of CIDs, Visitation Letters, and Other Litigation and Pending Investigations. The Parties agree as follows:

            a. The following Civil Investigative Demands and Visitation Letters have been or will be withdrawn upon execution of this MOU:

            (i) Civil Investigative Demand, First Request, dated September 24, 2001 directed to PacifiCare of Texas, Inc. and purportedly covering alleged improprieties in delegation practices by PacifiCare of Texas, Inc. (This Civil Investigative Demand is the subject of Cause No. GN 103374, PacifiCare Of Texas, Inc. vs. The State Of Texas And John Cornyn, Attorney General, Individually And In His Official Capacity; in the district court Of Travis County, Texas, 200th Judicial District.)

            (ii) Civil Investigative Demand, Second Request, dated September 24, 2001 directed to PacifiCare of Texas, Inc. and purportedly covering alleged improprieties in delegation practices by PacifiCare of Texas, Inc. (This Civil Investigative Demand is the subject of Cause No. GN 103374, PacifiCare Of Texas, Inc. vs. The State Of Texas And John Cornyn, Attorney General, Individually And In His Official Capacity; in the district court Of Travis County, Texas, 200th Judicial District.)


            (iii) Civil Investigative Demand dated September 21, 2001 directed to PacifiCare of Texas, Inc. and purportedly covering allegations of unfair insurance practices and DTPA violations regarding managed care contracting, delegation and payment practices related to payment


                                  Page 4 of 11
                                 March 21, 2003
                  to health care providers for services rendered to managed care patients in Texas. (This Civil Investigative Demand is the subject of Cause No. GN 103351, PacifiCare Of Texas, Inc. vs. The State Of Texas And John Cornyn, Attorney General, Individually And In His Official Capacity; in the district court Of Travis County, Texas, 200th Judicial District.) (iv) Visitation Letter dated December 10, 2001 directed to PacifiCare of Texas, Inc. and purportedly covering alleged violations of the DTPA, article 21.21 of the Texas Insurance Code and article 20A.18C of the Texas Health Maintenance Act.

            (v) Visitation Letter dated March 28, 2002 directed to PacifiCare of Texas, Inc. and purportedly covering Preferred Provider Organization Documents and alleged violations of the DTPA and article 21.21 of the Texas Insurance Code.

      b. Except for TDI's investigation regarding case #44891, all pending civil investigations that have been referred to the Legal Division of TDI as of the execution of this MOU, all currently pending investigations by the OAG related to PacifiCare as of the execution of this MOU, and the following Visitation Letters shall be stayed during the Stay:

            (i) Visitation Letter dated March 28, 2002 directed to PacifiCare of Texas, Inc. and purportedly covering Health Maintenance Organization Documents and alleged violations of the DTPA and article 21.21 of the Texas Insurance Code.

            (ii) Visitation Letter dated May 22, 2002 directed to PacifiCare Life Assurance Company and purportedly covering Preferred Provider Organization Documents and alleged violations of the DTPA and article 21.21 of the Texas Insurance Code.

      During the Stay, PacifiCare and the OAG will work in good faith to resolve issues relating to the above two Visitation Letters. If PacifiCare and the OAG do not reach an agreed resolution of these issues during the Stay, following the Stay, the OAG may formally proceed with these two Visitation letters, and any actions or claims related to these two Visitation Letters shall be exempted from the requirements of any dismissals or final judgments required by this MOU.

      c. The following actions shall also be stayed in accordance with the Stay provisions set forth in Paragraph 1, above, and following execution of this MOU, the Parties shall immediately file joint motions, as necessary, to effectuate such stays: Cause No. GN103374; 98-1397; GN 103351;and GN203219.


                                  Page 5 of 11
                                 March 21, 2003

            d. Any statute of limitations applicable to any administrative or court action against PacifiCare by the TDI or Commissioner to impose a sanction, penalty, fine or other relief for any statutory or regulatory violations alleged in the Lawsuit will be tolled for the period the Stay is in effect. Any matter stayed pursuant to this MOU will be tolled for the period the Stay is in effect. The TDI and PacifiCare agree to enter into any further agreements as may be appropriate to provide and assure the tolling of those actions during that period. During the period of the Stay, the TDI and Commissioner agree not to file any administrative or other proceeding seeking a sanction, penalty, fine or other relief for any statutory or regulatory violations alleged in the Lawsuit.

      6. Attorneys Fees. PacifiCare shall pay $1.25 million in attorneys fees to the Office of Attorney General as follows: (i) $750,000 upon execution of the Settlement to be held in trust in an interest bearing account at a mutually agreed upon financial institution until the effectiveness of the Settlement, as described below; and (ii) $500,000 upon the effectiveness of the Settlement, as described below. In the event the Settlement does not become effective as described below, the $750,000, together with accrued interest, shall be immediately returned to PacifiCare. Interest accrues to whomever the funds are eventually payable.

      7. Additional Payments. PacifiCare shall pay $1.5 million in administrative services reimbursement and $1.5 million in administrative penalties as follows:

            a. (i) $850,000 in administrative services reimbursement upon execution of the Settlement to be held in trust in an interest bearing account at a mutually agreed upon financial institution until the effectiveness of the Settlement, as described below; and (ii) $650,000 in administrative services reimbursement upon the effectiveness of the Settlement, as described below. In the event the Settlement does not become effective, the $850,000, together with accrued interest, shall be immediately returned to PacifiCare. Interest accrues to whomever the funds are eventually payable.

            b. (i) $850,000 in administrative penalties upon execution of the Settlement to be held in trust in an interest bearing account at a mutually agreed upon financial institution until the effectiveness of the Settlement, as described below; and (ii) $650,000 in administrative penalties upon the effectiveness of the Settlement, as described below. In the event the Settlement does not become effective, the $850,000, together with accrued interest, shall be immediately returned to PacifiCare. Interest accrues to whomever the funds are eventually payable.

      8. Good Faith Efforts. All Parties shall use good faith efforts to facilitate the satisfaction of the above requirements. Without limiting the foregoing, the State agrees to support PacifiCare's efforts in meeting the requirements relating to the above two bankruptcies and the HPN providers, consistent with the terms and conditions of this MOU. In the event the OAG reasonably determines that good faith efforts are not being used by PacifiCare as required by this MOU, the OAG shall provide written notice to PacifiCare specifying any alleged deficiencies and afford PacifiCare fifteen (15) days from the receipt of such notice to address such alleged deficiencies. In the event the OAG and PacifiCare do not agree that the alleged


                                  Page 6 of 11
                                 March 21, 2003
deficiencies have been addressed, the OAG may move the Travis County District Court to lift the Stay, provided that the OAG first provides an additional subsequent reasonable notice to PacifiCare before making such motion.

      9. Effectiveness of Settlement. Upon the satisfaction by PacifiCare or waiver by the State of the requirements of Paragraphs 2, 3, 4, 6, and 7 above and Paragraph 11 below, the Settlement shall become effective. Upon the effectiveness of the Settlement, the following actions shall be taken:

            a. The Parties, including any Intervernors in the Lawsuit who execute the Settlement, if any, agree to enter an "Agreed Final Judgment and Permanent Injunction" in the Lawsuit which shall be limited to a term of one year and shall require PacifiCare to comply with the provisions of Article 20A.18B of the Texas Insurance Code and Section 21.2801 through 21.2820 of the Texas Administrative Code, but only with respect to members enrolled in PacifiCare's commercial HMO plans. Any such injunction shall provide reasonable notice to PacifiCare of an alleged violation(s) and an opportunity for PacifiCare to cure such alleged violation(s) prior to the initiation of any legal proceedings.

            b. All other pending litigation between the Parties shall be disposed of through dismissals with prejudice or agreed final judgments, as appropriate, including the following actions:
                  No. GN103374; GN 103351; 98-13971; and GN203219.

            c. The Parties and Intervenors in the Lawsuit who execute the Settlement, if any, and each of them hereby RELEASE, ACQUIT, and FOREVER DISCHARGE the Released Parties from all Released Claims. For purposes of this provision, the following terms are defined as set forth below:

                  "Released Claims" means and includes any and all civil, administrative and equitable claims, demands and causes of action of any nature whatsoever against the Released Parties, whether pending or threatened, suspected or unsuspected, contingent or non-contingent, known or unknown, for any and all damages, fines, penalties, assessments and other remedies or relief that in any way arise out of or in any way relate to
                  (i) the acts, events, occurrences and/or omissions alleged, or that could have been alleged, in the Lawsuit or any other litigation between the Parties brought prior to execution of this MOU, (ii) the CIDs or Visitation Letters issued to PacifiCare that were issued prior to execution of this MOU; or
                  (iii) pending investigations by TDI or OAG.

                  "Released Parties" means and includes (i) with respect to releases by the State and Intervenors in the Lawsuit who execute the Settlement, if any, and each of them: PacifiCare of Texas, Inc., as well as its past and present


                                  Page 7 of 11
                                 March 21, 2003
                  parent companies, subsidiaries and affiliates, and each of their past and present officers, employees, agents, directors, representatives, attorneys, predecessors, successors and assigns; and (ii) with respect to releases by PacifiCare:
                  Intervenors in the Lawsuit who execute the Settlement, if any, and each of their past and present officers, employees, agents, directors, representatives, attorneys, predecessors, successors and assigns, the State of Texas, the OAG, the Attorney General of the State of Texas in his official and individual capacity, the TDI, the Commissioner in his official and individual capacity, and their respective employees, agents, representatives and attorneys.

                  Notwithstanding any language in this paragraph to the contrary, the following is not released: Any and all claims, demands or causes of action of any nature whatsoever, whether pending or threatened, suspected or unsuspected, contingent or non-contingent, known or unknown, for any and all damages, fines, penalties, assessments or other remedies or relief that in any way arise out of or in any way relate to TDI Case #44891 or either of the two Visitation Letters referenced in paragraph 5(b)(i) and (ii) herein to the extent such Visitation Letters address claims, acts, events, occurrences and/or omissions not alleged in the Lawsuit or in any other litigation between the Parties brought prior to the execution of this MOU.

      10. Intervenors. This MOU contemplates that some or all Intervenors in the Lawsuit will agree to and participate in the Settlement. Each Intervenor who desires to so participate shall execute the Settlement. In the event any one or more of the Intervenors in the Lawsuit does not execute the Settlement, then the State and PacifiCare agree to seek a severance of those non-settling Intervenors from the Lawsuit.

      11. Payment of Non-Delegated and Delegated Claims. PacifiCare agrees to the following :

            a. For all contracted non-delegated valid commercial clean claims, if any, with dates of service from August 1, 2000 through December 31, 2002, which have not otherwise been paid or settled by PacifiCare, PacifiCare shall, within 90 days following execution of the Settlement, pay the provider the lesser of billed charges as defined in 28 Texas Administrative Code Section 28.2802(2) (i.e., usual and customary charges), the applicable contracted penalty rate, or the amount the provider agrees to accept as payment for the claim.

            b. For all contracted non-delegated valid commercial claims (which are not clean), if any, with dates of service from August 1, 2000 through December 31, 2002, which have not otherwise been paid or settled by PacifiCare, PacifiCare shall, within 90 days following execution of the Settlement, pay the lesser of the contracted rate or the amount the provider agrees to accept as payment for the claim.

            c. For all non-delegated valid commercial claims, if any, from non-contracted providers with dates of service from August 1, 2000 through December 31, 2002,


                                  Page 8 of 11
                                 March 21, 2003
which have not otherwise been paid or settled by PacifiCare, PacifiCare shall, within 90 days following execution of the Settlement, pay the lesser of usual and customary amount or the amount the provider agrees to accept as payment for the claim.

            d. For all delegated valid commercial claims, if any, with dates of service from August 1, 2000 through December 31, 2002 which have not otherwise been paid or settled by PacifiCare or any delegate of PacifiCare and which are the subject of a written provider complaint made to either TDI or PacifiCare prior to the execution of this MOU, PacifiCare shall, within 120 days following execution of the Settlement, pay such claims, if any, at the applicable contract rate. This provision shall not apply to delegated provider claims related to the following delegates: MSM, HSW, HPN and Quantum Southwest Medical Associates, Inc.

            e. For purposes of this Paragraph 11, clean claim shall have the meaning set forth in Article 20A.18B and 28 Texas Administrative Code Section
28.2801 et. seq. and shall have been clean at the time of its submission prior to the execution of this MOU.

            f. PacifiCare shall within 150 days following execution of the Settlement, provide a report to TDI which lists the total number of providers, if any, who were paid and the total amount paid under the above, and the total number of physicians, if any, who were paid and the total amount paid under the above.

            g. After PacifiCare provides the report to TDI, TDI and PacifiCare will meet and confer in good faith regarding compliance and use best reasonable efforts to resolve any disagreements before the State may take any position that PacifiCare has failed to satisfy the requirements of this Paragraph 11.

      12. Bargained For Consideration. The Parties recognize that certain damages cannot be determined with any precise degree of accuracy. The Parties also recognize that some damages or elements of damages may not have manifested themselves as of the date of this MOU, and hence may be unknown to the parties at this time. Recognizing that, the Parties hereby bargain to include all such known and unknown damages and elements of damages within the terms of this release.

      13. No Admission of Liability. The agreements and the transfer of consideration contained in this document are to compromise and settle disputed claims, avoid the expense, uncertainties and hazards of litigation, and to buy peace. It is further expressly understood and agreed that no payments made or releases or other consideration given shall be construed as an admission of liability, because all liability has been expressly denied.

      14. Miscellaneous. The parties agree to cooperate fully and to execute any and all supplementary documents, including without limitation execution of a definitive settlement agreement consistent with the terms and conditions of this MOU, and to take all additional actions which may be necessary or appropriate to give full force and effect to the terms, conditions and intent of this MOU. The State further agrees that neither the State nor its agents shall take any actions to interfere with PacifiCare's efforts to reach compromises with the MSM Bankruptcy trustee and the HSW Bankruptcy trustee and the HPN providers, nor shall the State


                                  Page 9 of 11
                                 March 21, 2003
nor its agents solicit or encourage creditors or any other interested parties to object to or impede such compromises.

            Further, it is expressly understood and agreed that the terms of this document are contractual and not merely recitals. This MOU contains the entire understanding of the Parties and is a fully integrated agreement with respect to the subject matter herein. This MOU shall neither create any rights in any third parties who have not entered into this MOU, nor shall this MOU entitle any such third party to enforce any rights or obligations that may be possessed by such third party. The Parties intend that this written document will be binding upon each of them. This MOU will be construed and enforced under the laws of the State of Texas. Each party to this MOU has reviewed and revised, or had the opportunity to review and revise, this MOU. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this MOU.

            In entering into this MOU, the Parties represent that they have relied upon the legal advice of their attorneys. The Parties further represent that the terms of this MOU have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by such party.

            This MOU may be executed in multiple originals.

             [The remainder of this page left intentionally blank.]


                                  Page 10 of 11
                                 March 21, 2003

                                                                   Exhibit 10.35

      EXECUTED in multiple originals on the date first written above.

                                  GEORGE BECKER
                                  President, PacifiCare of Texas, Inc.

                                  /s/ George Becker
                                  ----------------------------------------------

                                  JOSE MONTEMAYOR
                                  Commissioner, Department of Insurance

                                  /s/ Jose Montemayor
                                  ----------------------------------------------

                                  JEFFREY S. BOYD
                                  Deputy Attorney General for Litigation

                                   /s/ Jeffrey S. Boyd
                                  ----------------------------------------------